CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-53024 and No. 333-123417 on Form S-8 of our report dated June 29, 2011, with respect to the financial statements and schedules of Smithfield Foods, Inc. 401(k) Plan included in this Annual Report on Form 11-K as of December 31, 2010 and 2009, and for the year ended December 31, 2010.
/s/Dixon Hughes Goodman LLP
Newport News, Virginia
June 29, 2011